UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

          October 15, 2021
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-36117 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054 (Address of Principal Executive Offices, including zip code)

(856) 505-8800 (Registrant's Telephone Number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	INTT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 15, 2021 (the “Closing Date”), inTEST Corporation (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Agreement”) with M&T Bank (“M&T”). The Agreement includes a $25 million non-revolving delayed draw term note (the “Term Note”) and a $10 million revolving credit facility (the “Revolver Note”) and replaces the Loan and Security Agreement, dated April 10, 2020, as amended by the First Amendment to Loan and Security Agreement, dated December 16, 2020, and the Second Amendment to Loan and Security Agreement, dated April 10, 2021.

The Company’s domestic subsidiaries, Ambrell Corporation, inTEST Silicon Valley Corporation, inTEST EMS, LLC and Temptronic Corporation, are guarantors under the Agreement (collectively, the “Guarantors”). The Agreement has a five year contract period that began on the Closing Date and expires on October 15, 2026 (the “Contract Period”), and draws under the delayed draw term note will be permissible for two years.

The principal balance of the revolving credit facility and the principal balance of any amount drawn under the Term Note will accrue interest based on SOFR or a bank-defined base rate plus an applicable margin, depending on leverage. Currently, this equates to a rate of approximately 2.2%. Each draw under the delayed draw term note will have an option for the Company of either (i) up to a five year amortizing term loan with a balloon due at maturity, or (ii) up to a five year term with up to seven years amortization with a balloon due at maturity. Any amortization greater than five years will be subject to an excess cash flow recapture.

The Agreement contains customary default provisions, including but not limited to the failure by the Company to repay obligations when due, violation of provisions or representations provided in the Agreement, bankruptcy of the Company, suspension of the business of the Company or any of its subsidiaries and certain material judgments. After expiration of the Contract Period or if a continued event of default occurs, interest will accrue on the principal balance at a rate of 2% in excess of the then applicable non-default interest rate.

Obligations of the Company under the Agreement are secured by liens on substantially all tangible and intangible assets of the Company and the Guarantors that are owned as of the Closing Date or acquired thereafter.

The Agreement includes customary affirmative, negative and financial covenants, including a maximum ratio of consolidated funded debt to consolidated EBITDA and a fixed charge coverage ratio.

The foregoing description of the terms and conditions of the Agreement and the obligations of the Company and the Guarantors thereunder is qualified in its entirety by reference to the text of the Agreement, the Term Note and the Revolver Note, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On October 18, 2021, the Company issued a press release announcing the Agreement with M&T. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*
Amended and Restated Loan and Security Agreement, dated October 15, 2021, by inTEST Corporation, Ambrell Corporation, inTEST Silicon Valley Corporation, inTEST EMS, LLC, Temptronic Corporation and M&T Bank.

10.2	Delayed Draw Term Note, dated October 15, 2021.
10.3	Second Amended and Restated Revolver Note, dated October 15, 2021.
99.1	Press Release dated October 18, 2021.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

* This filing omits exhibits pursuant to Item 601(a)(5) of Regulation S-K, which the registrant agrees to furnish supplementary to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Duncan Gilmour
Duncan Gilmour
Chief Financial Officer, Treasurer and Secretary
Date: October 20, 2021